CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,378,000	$1,189.32
Pricing supplement no. 472 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and Product Supplement No. 6-I dated November 14, 2011	Registration Statement No. 333-177923 Dated June 15, 2012 Rule 424(b)(2)
Structured Investments	$10,378,000 Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due December 20, 2017

General
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 20, 2017*
•
The notes are designed for investors who seek exposure to any appreciation of an equally weighted basket of 15 Reference Stocks (including seven foreign stocks) over the term of the notes.  Investors should be willing to forgo interest and dividend payments while seeking repayment of their principal in full at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes priced on June 15, 2012 and are expected to settle on or about June 20, 2012.

Key Terms
Basket:
The Basket consists of 15 common stocks (including shares, ordinary shares, non-voting equity securities and capital stock) (each, a “Reference Stock” and collectively, the “Reference Stocks”).  The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Payment at Maturity:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount:
The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Basket Return × the Participation Rate, provided that the Additional Amount will not be less than zero.

Participation Rate:	100%
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × 1/15)]
Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, divided by the applicable Stock Adjustment Factor
Final Stock Price:	With respect to each Reference Stock, on the Observation Date, the closing price of one share of such Reference Stock on the Observation Date
Stock Adjustment Factor:
With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 6-I for further information.

Observation Date*:	December 15, 2017
Maturity Date*:	December 20, 2017
CUSIP:	48125VC40
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement no. 6-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$30	$970
Total	$10,378,000	$311,340	$10,066,660
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-44 of the accompanying product supplement no. 6-I.

(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $30.00 per $1,000 principal amount note.

See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 15, 2012

Recent Developments

One credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade.  These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains.  We disclosed that the Chief Investment Office’s synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed.  We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past.  These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011; and “Selected Risk Considerations — Credit Risk of JPMorgan Chase & Co.” in this pricing supplement for further discussion.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated June 1, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 6-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
MCD	McDonald’s Corporation	New York Stock Exchange (NYSE)	1/15	$90.50
KFT	Kraft Foods Inc.	NYSE	1/15	$38.64
MO	Altria Group, Inc.	NYSE	1/15	$33.77
KO	The Coca-Cola Company	NYSE	1/15	$76.09
PG	The Proctor & Gamble Company	NYSE	1/15	$62.88
NOVN VX	Novartis AG	SIX Swiss Exchange (SSE)	1/15	CHF 51.00
UNA NA	Unilever N.V.	Euronext Amsterdam	1/15	€25.495
FP FP	TOTAL S.A.	Euronext Paris	1/15	€35.43
RDSA LN	Royal Dutch Shell plc	London Stock Exchange (LSE)	1/15	£2,117.50
JNJ	Johnson & Johnson	NYSE	1/15	$66.01
MRK	Merck & Co., Inc.	NYSE	1/15	$38.94
GSK LN	GlaxoSmithKline plc	LSE	1/15	£1,441.00
ROG VX	Roche Holding Ltd	SSE	1/15	CHF 156.50
IBM	International Business Machines Corporation	NYSE	1/15	$199.10
VOD LN	Vodafone Group Public Limited Company	LSE	1/15	£173.70
*Subject to adjustments

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the payment at maturity for a $1,000 principal amount note for a hypothetical range of performances for the Basket Return from -80% to +80% and reflect the Participation Rate of 100% and the Starting Basket Level of 100.

The following results are based solely on the hypothetical examples cited.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Ending Basket Level	Hypothetical Basket Return	Hypothetical Basket Return × Participation Rate (100%)	Hypothetical Additional Amount		Principal		Hypothetical Payment at Maturity
180.00	80.00%	80.00%	$800.00	+	$1,000.00	=	$1,800.00
170.00	70.00%	70.00%	$700.00	+	$1,000.00	=	$1,700.00
160.00	60.00%	60.00%	$600.00	+	$1,000.00	=	$1,600.00
150.00	50.00%	50.00%	$500.00	+	$1,000.00	=	$1,500.00
140.00	40.00%	40.00%	$400.00	+	$1,000.00	=	$1,400.00
130.00	30.00%	30.00%	$300.00	+	$1,000.00	=	$1,300.00
120.00	20.00%	20.00%	$200.00	+	$1,000.00	=	$1,200.00
115.00	15.00%	15.00%	$150.00	+	$1,000.00	=	$1,150.00
110.00	10.00%	10.00%	$100.00	+	$1,000.00	=	$1,100.00
105.00	5.00%	5.00%	$50.00	+	$1,000.00	=	$1,050.00
102.50	2.50%	2.50%	$25.00	+	$1,000.00	=	$1,025.00
100.00	0.00%	0.00%	$0.00	+	$1,000.00	=	$1,000.00
95.00	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
90.00	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
85.00	-15.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
80.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
70.00	-30.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
60.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
50.00	-50.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
40.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
30.00	-70.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
20.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return is 20%, the Additional Amount is equal to $200 and the payment at maturity is equal to $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 100%) = $1,200

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.  Because the Ending Basket Level of 80 is less to the Starting Basket Level of 100, the Additional Amount is equal to $0, and the payment at maturity is equal to $1,000 per $1,000 principal amount note.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-2

Selected Purchase Considerations

•
POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Basket.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 15 Reference Stocks (including seven foreign stocks) as set forth under “The Basket” on page PS-1 of this pricing supplement.

•
UNCAPPED APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Basket Return × the Participation Rate of 100%, provided that this payment (the Additional Amount) will not be less than $0.

•
TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 6-I.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  You will be required to accrue as interest income original issue discount on your notes in each taxable year at the comparable yield, as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is so required, we will not be required to pay additional amounts with respect to amounts so withheld.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•
COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 3.22%, compounded semiannually.  Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,192.07.  Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 note)	Total Accrued OID from Issue Date (Per $1,000 note) as of End of Calendar Period
June 20, 2012 through December 31, 2012	$17.00	$17.00
January 1, 2013 through December 31, 2013	$33.01	$50.01
January 1, 2014 through December 31, 2014	$34.09	$84.10
January 1, 2015 through December 31, 2015	$35.18	$119.28
January 1, 2016 through December 31, 2016	$36.33	$155.61
January 1, 2017 through December 20, 2017	$36.46	$192.07

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.  The amount you actually receive at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described above under “Taxed as Contingent Payment Debt Instruments.”

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011.

•
MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive.  YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET RETURN IS ZERO OR NEGATIVE.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-3

•
THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested directly in the Reference Stocks.  If the Ending Basket Level does not exceed the Starting Basket Level, you will receive a payment at maturity of $1,000.  This will be true even if the level of the Basket was higher than the Starting Basket Level at some time during the term of the notes but falls below the Starting Basket Level on the Observation Date.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

In particular, one credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade.  These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Recent Developments” in this pricing supplement; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 15 Reference Stocks.  Price movements  and performances in the Reference Stocks may or may not be correlated with each other.  At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline.  Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•
NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We did not independently verify any of the information about the Reference Stock issuers contained in this pricing supplement.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
RISKS ASSOCIATED WITH NON-U.S. ISSUERS — An investment in notes linked in part to the value of securities issued by non-U.S. companies involves risks associated with the home country of the non-U.S. issuer.  Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home country of the non-U.S. issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.  Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency.  Such country may be subjected to different and, in some cases, more adverse economic environments.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-4

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the foreign Reference Stocks trade, although any currency fluctuations could affect the performance of the Basket.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks.  We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.  It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility in the closing prices of the Reference Stocks;

•	the time to maturity of the notes;

•	the dividend rate on the Reference Stocks;

•	the occurrence of certain events affecting the issuer of the Reference Stocks that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory and judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the foreign Reference Stocks trade; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-5

The Reference Stocks
Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks as well as the Basket as a whole from January 5, 2007 through June 15, 2012 based on the weekly closing prices of the Reference Stocks from January 5, 2007 through June 15, 2012.  The graph of the historical Basket performance assumes the Basket Closing Level on January 5, 2007 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.  We obtained the closing prices in this pricing supplement from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Observation Date.  We cannot give you assurance that the performance of each Reference Stock will result in a positive return at maturity.  We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s franchises and operates McDonald’s restaurants in the global restaurant industry.  The common stock of McDonald’s, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of McDonald’s in the accompanying product supplement no. 6-I.  McDonald’s SEC file number is 001-05231.

Historical Information Regarding the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price (in U.S. dollars) of one share of the common stock of McDonald’s from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of McDonald’s on June 15, 2012 was $90.50.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-6

Kraft Foods Inc. (“Kraft”)

According to its publicly available filings with the SEC, Kraft is a food company that manufactures and markets packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products.  The Class A common stock of Kraft, no par value, which we refer to as the “common stock of Kraft,” is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Kraft in the accompanying product supplement no. 6-I.  Kraft’s SEC file number is 001-16483.

Historical Information Regarding the Common Stock of Kraft

The following graph sets forth the historical performance of the common stock of Kraft based on the weekly closing price (in U.S. dollars) of one share of the common stock of Kraft from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Kraft on June 15, 2012 was $38.64.

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria is engaged in the manufacture and sale of cigarettes, smokeless products, wine, machine-made large cigars and pipe tobacco and maintains a portfolio of leveraged and direct finance leases.  The common stock of Altria, par value $0.33⅓ per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Altria in the accompanying product supplement no. 6-I.  Altria’s SEC file number is 001-08940.

Historical Information Regarding the Common Stock of Altria

The following graph sets forth the historical performance of the common stock of Altria based on the weekly closing price (in U.S. dollars) of one share of the common stock of Altria from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Altria on June 15, 2012 was $33.77.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-7

The Coca-Cola Company (“Coca-Cola”)

According to its publicly available filings with the SEC, Coca-Cola is a beverage company that owns or licenses nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks.  The common stock of Coca-Cola, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Coca-Cola in the accompanying product supplement no. 6-I.  Coca-Cola’s SEC file number is 001-02217.

Historical Information Regarding the Common Stock of Coca-Cola

The following graph sets forth the historical performance of the common stock of Coca-Cola based on the weekly closing price (in U.S. dollars) of one share of the common stock of Coca-Cola from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Coca-Cola on June 15, 2012 was $76.09.
The Proctor & Gamble Company (“Proctor & Gamble”)

According to its publicly available filings with the SEC, Proctor & Gamble is focused on providing branded consumer packaged goods in six segments: beauty; grooming; health care; snacks and pet care; fabric care and home care; and baby care and family care.  The common stock of Proctor & Gamble, no par value, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Proctor & Gamble in the accompanying product supplement no. 6-I.  Proctor & Gamble’s SEC file number is 001-00434.

Historical Information Regarding the Common Stock of Proctor & Gamble

The following graph sets forth the historical performance of the common stock of Proctor & Gamble based on the weekly closing price (in U.S. dollars) of one share of the common stock of Proctor & Gamble from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Proctor & Gamble on June 15, 2012 was $62.88.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-8

Novartis AG (“Novartis”)
According to its publicly available filings with the SEC, Novartis, a Swiss company, provides healthcare solutions that address the evolving needs of patients and societies worldwide.  Its portfolio includes innovative medicines, eye care, generic pharmaceuticals, preventive vaccines and diagnostic tools, over-the-counter and animal health products.  The shares of Novartis, nominal value CHF 0.50 per share, which we refer to as the “common stock of Novartis AG,” are listed on the SIX Swiss Exchange, which we refer to as the relevant exchange for purposes of Novartis in the accompanying product supplement no. 6-I.  Novartis’s SEC file number is 001-15024.

Historical Information of the Common Stock of Novartis
The following graph sets forth the historical performance of the common stock of Novartis based on the weekly closing price (in Swiss francs) of one share of the common stock of Novartis from January 5, 2007 through June 15, 2012. The closing price of one share of the common stock of Novartis on June 15, 2012 was CHF 51.00.

Unilever N.V. (“Unilever”)

According to its publicly available filings with the SEC, Unilever, a Dutch company, offers consumer goods in four major areas: personal care, home care, foods and refreshment. The ordinary shares of Unilever, nominal value €0.16 per share, which we refer to as the “common stock of Unilever,” are listed on Euronext Amsterdam, which we refer to as the relevant exchange for purposes of Unilever in the accompanying product supplement no. 6-I.  Unilever’ SEC file number is 001-04547.

Historical Information of the Common Stock of Unilever

The following graph sets forth the historical performance of the common stock of Unilever based on the weekly closing price (in European union euros) of one share of the common stock of Unilever from January 5, 2007 through June 15, 2012. The closing price of one share of the common stock of Unilever on June 15, 2012 was €25.495.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-9

TOTAL S.A. (“TOTAL”)

According to its publicly available filings with the SEC, TOTAL, a French company, is an integrated international oil and gas company, with activities in every sector of the oil industry: in the upstream (oil and gas exploration, development and production, liquefied natural gas) and downstream (refining, petrochemicals, specialty chemicals, marketing and the trading and shipping of crude oil and petroleum products). In addition, TOTAL has equity stakes in coal mines and operates in the power generation and renewable energy sectors.  The shares of TOTAL, par value €2.50 per share, which we refer to as the “common stock of TOTAL S.A.,” are listed on the Euronext Paris, which we refer to as the relevant exchange for purposes of TOTAL in the accompanying product supplement no. 6-I.  TOTAL S.A.’s SEC file number is 001-10888.

Historical Information of the Common Stock of TOTAL

The following graph sets forth the historical performance of the common stock of TOTAL based on the weekly closing price (in European union euros) of one share of the common stock of TOTAL from January 5, 2007 through June 15, 2012. The closing price of one share of the common stock of TOTAL on June 15, 2012 was €35.43.

Royal Dutch Shell plc (“Shell”)

According to its publicly available filings with the SEC, Shell, an English and Welsh company, is an independent oil and gas company.  The Class A ordinary shares of Shell, nominal value €0.07 per share, which we refer to as the “common stock of Royal Dutch Shell plc,” are listed on the London Stock Exchange, which we refer to as the relevant exchange for purposes of Shell in the accompanying product supplement no. 6-I.  Shell’s SEC file number is 001-32575.

Historical Information Regarding the Common Stock of Shell

The following graph sets forth the historical performance of the common stock of Shell based on the weekly closing prices (in British pounds sterling) of one share of the common stock of Shell from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Shell on June 15, 2012 was £2,117.50.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-10

Johnson & Johnson (“Johnson & Johnson”)

According to its publicly available filings with the SEC, Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field.  The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Johnson & Johnson in the accompanying product supplement no. 6-I.  Johnson & Johnson’s SEC file number is 001-03215.

Historical Information Regarding the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on the weekly closing price (in U.S. dollars) of one share of the common stock of Johnson & Johnson from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Johnson & Johnson on June 15, 2012 was $66.01.

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures.  The common stock of Merck, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Merck in the accompanying product supplement no. 6-I.  Merck’s SEC file number is 001-06571.

Historical Information Regarding the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of one share of the common stock of Merck from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Merck on June 15, 2012 was $38.94.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-11

GlaxoSmithKline plc (“GlaxoSmithKline”)

According to its publicly available filings with the SEC, GlaxoSmithKline, an English company, is a science-led global healthcare company that researches and develops a range of products in three primary areas of business: pharmaceuticals, vaccines and consumer healthcare.  The ordinary shares of GlaxoSmithKline, par value £0.25 per share, which we refer to as the “common stock of GlaxoSmithKline plc,” are listed on the London Stock Exchange, which we refer to as the relevant exchange for purposes of GlaxoSmithKline in the accompanying product supplement no. 6-I.  GlaxoSmithKline’s SEC file number is 001-15170.

Historical Information Regarding the Common Stock of GlaxoSmithKline

The following graph sets forth the historical performance of the common stock of GlaxoSmithKline based on the weekly closing price (in British pounds sterling) of one share of the common stock of GlaxoSmithKline from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of GlaxoSmithKline on June 15, 2012 was £1,441.00.

Roche Holding Ltd (“Roche”)

Accordingly to publicly available information, Roche, a Swiss company, is focused on developing medicines and diagnostics to address unmet medical needs through excellence in science—from early detection and prevention of disease to diagnosis, treatment and treatment monitoring.  The non-voting equity securities of Roche, no par value, which we refer to as the “common stock of Roche,” are listed on the SIX Swiss Exchange, which we refer to as the relevant exchange for purposes of Roche in the accompanying product supplement no. 6-I.

Historical Information Regarding the Common Stock of Roche

The following graph sets forth the historical performance of the common stock of Roche based on the weekly closing price (in Swiss francs) of one share of the common stock of Roche from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Roche on June 15, 2012 was CHF 156.50.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-12

International Business Machines Corporation (“IBM”)

According to its publicly available filings with the SEC, IBM creates business value for clients and solves business problems through integrated solutions that leverage information technology and knowledge of business processes.  These solutions draw from a portfolio of consulting, delivery and implementation services, enterprise software, systems and financing.  The capital stock of IBM, par value $0.20 per share, which we refer to as the “common stock of IBM,” is listed on the New York Stock Exchange, which we refer to as the relevant exchange in the accompanying product supplement no. 6-I.  IBM’s SEC File number is 001-02360.

Historical Information Regarding the Common Stock of IBM

The following graph sets forth the historical performance of the common stock of IBM based on the weekly closing price (in U.S. dollars) of one share of the common stock of IBM from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of IBM on June 15, 2012 was $199.10.

Vodafone Group Public Limited Company (“Vodafone”)

According to its publicly available filings with the SEC, Vodafone, an English company, operates a global communications business.  The ordinary shares of Vodafone, par value $0.11 3/7 per share, which we refer to as the “common stock of Vodafone,” are listed on the London Stock Exchange, which we refer to as the relevant exchange for purposes of Vodafone in the accompanying product supplement no. 6-I.  Vodafone’s SEC file number is 001-10086.

Historical Information Regarding the Common Stock of Vodafone

The following graph sets forth the historical performance of the common stock of Vodafone based on the weekly closing price (in British pounds sterling) of one share of the common stock of Vodafone from January 5, 2007 through June 15, 2012.  The closing price of one share of the common stock of Vodafone on June 15, 2012 was £173.70.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-13

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 5, 2007 through June 15, 2012.  The following graph assumes the Basket Closing Level on January 5, 2007 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-14